REVOLVING CREDIT AGREEMENT

                 DATED AS OF DECEMBER 13, 1994

                             AMONG

                    NPC INTERNATIONAL, INC.,

                         VARIOUS BANKS


                              AND

                   BANK OF AMERICA ILLINOIS,
                            as Agent




                       TABLE OF CONTENTS


                                                             Page


1.   DEFINITIONS, INTERPRETATION OF AGREEMENT AND
     COMPLIANCE WITH FINANCIAL RESTRICTIONS.                    1

           1.1                                        Definitions 1
           1.2                      Other Definitional Provisions 11
           1.3                        Interpretation of Agreement 11
           1.4             Compliance with Financial Restrictions 11

2.   COMMITMENT OF THE BANKS                                   11

           2.1                                        Commitments 11
           2.2                                       Loan Options 11
           2.3                               Borrowing Procedure. 11
           2.4            Continuation and/or Conversion of Loans 12
           2.5                      Extension of Termination Date 14

3.   NOTES EVIDENCING LOANS.                                   14

           3.1             Reference Rate Loans; Eurodollar Loans 14
           3.2                                 Money Market Loans 14
           3.3                                  Evidence of Loans 14

4.   INTEREST AND FEES.                                        14

           4.1                                           Interest 14
           4.2                                     Commitment Fee 15
           4.3            Method of Calculating Interest and Fees 15
           4.4                                        Agent's Fee 15

5.   PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
     OF THE CREDIT                                             15

           5.1                                   Place of Payment 15
           5.2                                        Prepayments 16
           5.3                                Reduction of Credit 16
           5.4                                             Offset 16
           5.5                              Proration of Payments 16

6.   INDEMNIFICATION: EURODOLLAR LOANS                         17

           6.1                       Indemnity for Funding Losses 17
           6.2                                   Capital Adequacy 17
           6.3 Additional Provisions Relating to Eurodollar Loans 18

7.   CONDITIONS PRECEDENT TO ALL LOANS                         20

           7.1                                             Notice 20
           7.2                                            Default 20
           7.3                                          Insurance 20
           7.4                                         Warranties 21
           7.5                                      Certification 21

8.   CONDITIONS PRECEDENT TO EFFECTIVE DATE AND
     INITIAL LOAN THEREON OR THEREAFTER                        21

           8.1                                              Notes 21
           8.2                Resolutions; Consents and Approvals 21
           8.3                                         Incumbency 21
           8.4                                            Opinion 22
     8.5   General                                             22

9.   WARRANTIES.                                               22

           9.1                                          Existence 22
           9.2                                      Authorization 22
           9.3                                       No Conflicts 22
           9.4                        Validity and Binding Effect 22
           9.5                               Financial Statements 23
           9.6                                         Litigation 23
           9.7                                              Taxes 23
           9.8                                              Liens 23
           9.9                                         No Default 24
           9.10                                         Insurance 24
           9.11                                      Subsidiaries 24
           9.12                                      Partnerships 24
           9.13                                      Regulation U 24
           9.14                                        Compliance 24
           9.15                                     Pension Plans 24

10.  COMPANY'S COVENANTS.                                      25

           10.1        Financial Statements and Other Information 25
           10.2                     Books, Records and Inspection 26
           10.3                               Conduct of Business 26
           10.4                                             Taxes 26
           10.5                                           Notices 27
           10.6                                     Pension Plans 27
           10.7                                          Expenses 27
           10.8                                      Indebtedness 28
           10.9                                             Liens 28
           10.10                        Merger, Purchase and Sale 28
           10.11                               Nature of Business 29
           10.12                                Franchise Rights. 29
           10.13                                        Net Worth 29
           10.14                  Indebtedness to Net Worth Ratio 29
           10.15                            Fixed Charge Coverage 30
           10.16                                        Insurance 30
           10.17                              Restricted Payments 30
           10.18                                           Leases 30
           10.19                Company's and Subsidiaries' Stock 31
           10.20                                       Guaranties 31
           10.21                                      Investments 31
           10.22                                     Subsidiaries 32
           10.23                Unconditional Purchase Obligation 32
           10.24                                 Other Agreements 32
           10.25                                  Use of Proceeds 32

11.  EVENTS OF DEFAULT AND REMEDIES.                           32

           11.1                                 Events of Default 32
           11.2                                          Remedies 35

12.  RELATIONSHIP AMONG BANKS.                                 35

           12.1                Appointment and Grant of Authority 35
           12.2                             Non-Reliance on Agent 35
           12.3         Responsibility of Agent and Other Matters 36
           12.4                            Action on Instructions 37
           12.5                                   Indemnification 37
           12.6           Bank of America Illinois and Affiliates 37
           12.7                         Notice to Holders of Loan 37
           12.8                                   Successor Agent 38

13.  GENERAL.                                                  38

           13.1                             Waiver and Amendments 38
           13.2                                           Notices 39
           13.3                     Severability; Participations. 39
           13.4                                  Indemnification. 40
           13.5                                               LAW 40
           13.6                                        Successors 40
           13.7                              Subsidiary Reference 40
           13.8                                  ENTIRE AGREEMENT 41
           13.9  NON-STANDARD TERMS; NO UNWRITTEN ORAL AGREEMENTS 41
           13.10                                     Counterparts 41

                            EXHIBITS



EXHIBIT A-I - SERIES A NOTE
EXHIBIT A-2 - SERIES B NOTE
EXHIBIT B - FORM OF REQUEST FOR EXTENSION OF TERMINATION DATE
EXHIBIT C - SCHEDULE OF LITIGATION
EXHIBIT D - SCHEDULE OF LIENS
EXHIBIT E - CERTIFICATE AS TO INSURANCE
EXHIBIT F - SCHEDULE OF SUBSIDIARIES
EXHIBIT G - SCHEDULE OF PARTNERSHIPS AND JOINT VENTURES
EXHIBIT H - SCHEDULE OF INDEBTEDNESS
EXHIBIT I - SCHEDULE OF INVESTMENTS
EXHIBIT J - OPINION OF COUNSEL
EXHIBIT K - FORM OF CONFIRMATION
||

                   REVOLVING CREDIT AGREEMENT


     THIS AGREEMENT, dated as of December 13, 1994 (this "Agreement"), is entered into among NPC INTERNATIONAL, INC., a Kansas corporation (the "Company"), the banks listed on the signature pages hereof (together with such other financial institutions that from time to time become parties hereto, individually a "Bank" and collectively the "Banks") and BANK OF AMERICA ILLINOIS ("BAI"), as agent for the Banks.

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   DEFINITIONS, INTERPRETATION OF AGREEMENT AND
          COMPLIANCE WITH FINANCIAL RESTRICTIONS.

     1         Definitions.  In addition to the terms defined
elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan (hereinafter defined)). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

          (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

          (b)  to direct or cause the direction of the
     management and policies of such Person whether by contract or otherwise.

     Agent means BAI as Agent for the Banks hereunder and each successor, as provided in Section 12.8, who shall act as Agent.

     BAI -- see the Preamble.

     Bank -- see the Preamble.

     Banking Day means any day on which banks are open for business in Chicago, Illinois and San Francisco, California and, with respect to Eurodollar Loans, on which dealings in foreign currencies and exchange may be carried on by the Agent in the interbank eurodollar market.

     Capitalized Lease means any lease which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP.

     Code means the Internal Revenue Code of 1986 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

     Commitment -- see Section 2.1.

     Company -- see the Preamble.

     Consolidated Net Earnings means the consolidated gross revenues of the Company and its Subsidiaries less all operating and non-operating expenses of the Company and its Subsidiaries including taxes on income, all determined in accordance with GAAP consistent with those followed in the preparation of the financial statements referred to in Section 9.5, provided that (i) there shall not be included in revenues
(a) any income representing the excess of equity in any Subsidiary at the date of acquisition over the investment in such Subsidiary, (b) any equity in the undistributed earnings of any corporation which is not a Subsidiary, (c) any earnings of any Subsidiary for any period prior to the fiscal year of the Company in which such Subsidiary was acquired, or (d) any gains resulting from the write-up of assets, and (ii) capital gains may be included in revenues only to offset capital losses.

     Consolidated Net Worth means, at any time, the total of stockholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, ESOP obligations and similar contra accounts) of the Company and its consolidated Subsidiaries calculated in accordance with GAAP.

     Credit means the aggregate Commitments of the Banks to make Loans under the terms of this Agreement.

     Dollars and the sign "$" mean lawful money of the United
States of America.

     EBITDA means the Company's Consolidated Net Earnings before interest expense, provision for taxes (to the extent not excluded from Consolidated Net Earnings), depreciation, amortization and the noncash portion of nonrecurring charges (as defined by GAAP).

     Effective Date means the date on which all the conditions precedent set forth in Section 8 are met or waived in writing by the Agent and the Majority Banks.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     ERISA Affiliate means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

     Eurocurrency Reserve Percentage means, with respect to any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. For purposes of this definition, any Eurodollar Loans hereunder shall be deemed to be "Eurocurrency liabilities" as defined in Regulation D.

     Eurodollar Loan means any Loan which bears interest at a rate determined with reference to the Interbank Rate (Reserve
Adjusted).

     Event of Default means any of the events described in
Section 11.1.

     Existing Credit Agreement means the Amended and Restated
Revolving Credit Agreement dated as of November 17, 1989 among the Company (then known as National Pizza Company), various banks and BAI (then known as Continental Bank N.A.), as amended prior to the date hereof.

     Federal Funds Rate means for any date the weighted average of the rates on overnight Federal Funds transactions, with members of the Federal Reserve System only, arranged by Federal Funds brokers applicable to Federal Funds transactions on that date. The Federal Funds Rate shall be determined by the Agent on the basis of reports by Federal Funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Federal Funds Rate is not set forth therein, the Federal Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent. In the case of a day which is not a Banking Day, the Federal Funds Rate shall be the Federal Funds Rate for the immediately preceding Banking Day.

     Franchise Agreement means any franchise agreement between the Company or any Subsidiary and Pizza Hut, Inc., as such may be amended or modified from time to time.

     GAAP means generally accepted accounting principles as applied in the preparation of the audited financial statements of the Company referred to in Section 9.5.

     Indebtedness means, without duplication,

          (i) any obligation, including, without limitation, any obligation for borrowed money (and any notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money), which under GAAP is shown on the balance sheet as a liability (including any obligation under a Capitalized Lease but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation),

          (ii) indebtedness which is secured by a Lien on, or payable out of the proceeds of production from, property owned by the Company or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Company or such Subsidiary,

          (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any Person,

          (iv) obligations under any contract providing for the making of loans, advances or capital contributions to any Person, or for the purchase of any property from any Person, in each case in order to enable the Company or any Subsidiary primarily to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses,

          (v) obligations under any contract for the purchase of materials, supplies or other property or services if such contract (or any related document) requires that payment for such materials, supplies or other property or services shall be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered,

          (vi) obligations under any contract to rent or lease (as lessee) any real or personal property if such contract (or related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use and requires that the lessee purchase or otherwise acquire material amounts of securities, assets or obligations of the lessor,

          (vii) obligations under any other contract which, in economic effect, is substantially equivalent to a guarantee;

all as determined in accordance with GAAP; provided that Indebtedness shall not include trade accounts payable, accrued expenses or income taxes payable.

     Indebtedness to EBITDA Ratio means, as of the last day of any fiscal quarter, the ratio of (a) all Indebtedness of the Company and its Subsidiaries on such day to (b) EBITDA for the period of four consecutive fiscal quarters ending on such day.

     Interbank Rate means, for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Agent two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the amount of BAI's Eurodollar Loan for such Interest Period.

     Interbank Rate (Reserve Adjusted) means a rate per annum
(rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

     Interbank Rate      =              Interbank Rate
   (Reserve Adjusted)         1.0-Eurocurrency Reserve
                         Percentage

     Interest Period means, with respect to any Eurodollar Loan, the one month, two month, three month or six month period commencing on the applicable borrowing date or conversion date of such Loan or the last day of the prior Interest Period for such Loan, as the case may be; provided, however, that no Interest Period shall extend beyond the Termination Date. Each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day is the first Banking Day of a calendar month, in which case it shall end on the next preceding Banking Day.

     Investment means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise.

     Lien means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.

     Loan -- see Section 2.1.

     Majority Banks means the Agent and those Banks whose share in the aggregate principal amount of the Loans outstanding constitutes (or, if no Loans are outstanding, those whose Percentage constitutes) more than fifty percent
(50%).

     Margin means (a) initially, .625% and (b) on and after any date specified below on which the Margin is to be adjusted, the rate per annum set forth in the table below opposite the applicable Indebtedness to EBITDA Ratio:

          Indebtedness
               to
             EBITDA                  Margin

       Greater than 2.75 to 1           1.0%

       Greater than 2.25 to 1
         but equal to or less
         than 2.75 to 1                 .75%

       Greater than 1.50 to 1
         but equal to or less
         than 2.25 to 1                 .625%

       Equal to or less than
         1.50 to 1                      .50%.

The Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter based on the Indebtedness to EBITDA Ratio as of the last day of such fiscal quarter; it being understood that if the Company fails to deliver the financial statements required by Section 10.1(a) or 10.1(b), as applicable, by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the Margin shall be 1.0% until such financial statements are delivered.

     Maturity Date means, for any Money Market Loan, the date that is from one (1) to thirty (30) days from the date of such Loan as selected by the Company in the notice of borrowing, but not later than the Termination Date.

     Money Market Loan means any Loan designated as such which is made pursuant to Section 2.3(c).

     Money Market Rate means for any Money Market Loan the per annum interest rate which is quoted by the Agent for such Money Market Loan at the making thereof.

     Notes means the Notes referred to in Section 3.

     Payment Date means (a) as to any Eurodollar Loan, the last day of each Interest Period with respect thereto and, if such Interest Period is in excess of three months, the date that is three months after the commencement of such Interest Period, and (b) as to any Reference Rate Loan and any Money Market Loan, the last day of each March, June, September and December.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     Percentage means, for any Bank, the percentage which the amount of such Bank's Commitment is of the amount of the Credit.

     Permitted Liens means the following, provided that none of the following materially adversely affect the financial condition or business operations of the Company and its Subsidiaries taken as a whole:

          (1) Liens of taxes, assessments, and governmental charges not yet payable, or not delinquent and payable without interest or penalty so long as so payable;

          (2) Liens of taxes, assessments, governmental charges and other Indebtedness, the validity of which are being contested in good faith by appropriate action diligently pursued, provided that such proceeding shall suspend the collection of such taxes, assessments, governmental charges, or other Indebtedness and no property of the Company or any Subsidiary would be in any danger of being forfeited during the period of such contest;


          (3) Liens of employees and laborers for current wages, not yet due, incidental to current operations or current construction, and Liens of others for current indebtedness, not yet due, incidental to current construction, including maintenance, repair, and alteration; mechanics', material-men's, workmen's, repairmen's or carriers' liens, or other similar Liens arising in the ordinary course of business, or deposits, Liens, or pledges of personal property to obtain the release of any such Liens;

          (4) oil and gas leases, licenses, privileges, other leases, releases of damages, easements, restrictions on the use of real property, zoning laws and ordinances, rights-of-way, minor irregularities in title and other similar encumbrances
     (including the right of vendors to occupy and use real property previously sold to the Company or any Subsidiary not immediately required by the Company or any Subsidiary for use in its business), not in any case impairing the use by the Company or any Subsidiary in its business of the property affected thereby;

          (5) in the case of easements and right-of-way grants from governmental bodies, the rights of the public;

          (6) Liens existing prior to the time of acquisition upon any real or personal property acquired by the Company or any Subsidiary through purchase, merger, consolidation, or otherwise, whether or not assumed by the Company or any Subsidiary;

          (7) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if the Indebtedness secured thereby does not exceed 75% (100% in the case of a Capitalized Lease) of the lesser of cost or fair market value of such property at the time of acquisition thereof;

          (8) deposits, Liens, or pledges of personal property or of securities to secure payments of workers' compensation, unemployment insurance, old age pensions or other Social Security, or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), or leases to which the Company or any Subsidiary is a party, or to secure public or statutory obligations of the Company or any Subsidiary, or deposits of cash or United States government obligations to secure or in lieu of surety, stay or appeal bonds to which the Company or any Subsidiary is a party, or pledges, Liens, or deposits for similar purposes in the ordinary course of business;

          (9) Liens based on workers' compensation claims which are not due and payable, or the validity of which is being contested in good faith; and

          (10) minor discrepancies and encroachments that might be disclosed by an accurate survey.

Should any of the preceding Permitted Liens occur, the Banks may reasonably request, as to all the preceding matters referred to in paragraphs (1), (2), (3), (7), (8) and (9) above, that adequate reserves be set aside and maintained by Company or any Subsidiary with respect thereto.

     Person means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     Pizza Hut, Inc. means Pizza Hut, Inc., a Delaware corporation.

     Plan means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA
Affiliate or as to which the Company or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

     Reference Rate means a per annum interest rate which is the greater at any time of (i) the rate of interest then most recently announced by BAI at Chicago, Illinois as its reference rate, or (ii) 0.5% plus the Federal Funds Rate.
Such reference rate of BAI is not necessarily intended to be the lowest rate of interest determined by BAI in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Reference Rate Loans shall take effect simultaneously with each change in the Reference Rate. The Agent shall give notice promptly to the Company and the Banks of changes in the Reference Rate.

     Reference Rate Loan means any Loan which bears interest at or by reference to the Reference Rate.

     Reportable Event has the meaning given to such term in ERISA.

     Romacorp, Inc. means Romacorp, Inc., a Delaware corporation.

     Significant Subsidiary means, at any time of determination, a Subsidiary (a) which has assets with a Value equal to three percent (3%) or more of the value of the consolidated total assets of the Company and its Subsidiaries, determined as of the last day of the immediately preceding fiscal year, or (b) which had Cash Flow (hereinafter defined) during the immediately preceding fiscal year equal to three percent (3%) or more of the consolidated Cash Flow of the Company and its Subsidiaries during such fiscal year. "Cash Flow" for any period means earnings before interest expense, provision for taxes, depreciation, amortization and other noncash charges for such period. "Value" as used in the first sentence of this definition means, with respect to any asset at any date of determination, the book value of such asset as would appear immediately prior to such determination on the balance sheet of the owner of such asset prepared in accordance with GAAP.

     Subsidiary means any Person of which or in which the Company and its other Subsidiaries at any time own directly or indirectly 50% or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     Supermajority Banks means the Agent and those Banks whose share in the aggregate principal amount of the Loans outstanding constitutes (or, if no Loans are outstanding, those whose Percentages constitute) at least sixty-seven percent (67%).

     Termination Date means August 10, 1997, as such date may from time to time be extended in accordance with Section 2.5, or such earlier date as may be fixed by the Company on at least thirty (30) Banking Days' written notice to the Agent and the Banks.

     Termination Event with respect to any Plan means (i) the institution by the Company, the PBGC or any other Person of steps to terminate such Plan, (ii) the occurrence of a Reportable Event with respect to such Plan which the Agent reasonably believes may be a basis for the PBGC to institute steps to terminate such Plan, or (iii) the withdrawal from such Plan (or deemed withdrawal under section 4062(f) of ERISA) by the Company or any ERISA Affiliate if the Company or such ERISA Affiliate is a "substantial employer" within the meaning of section 4063 of ERISA.

     Unmatured Event of Default means any event or condition which, with the lapse of time or giving of notice to the Company or both, would constitute an Event of Default.

     2      Other Definitional Provisions.  Unless otherwise
defined or the context otherwise requires, all financial and accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP. Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any Note or in any certificate or other document made or delivered pursuant hereto.

     3      Interpretation of Agreement.  A Section, an Exhibit or
a Schedule is, unless otherwise stated, a reference to a section hereof, an exhibit hereto or a schedule hereto, as the case may be. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. The words "hereof," "herein," "hereto" and "hereunder" and words of similar purport when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  1.4 Compliance with Financial Restrictions. Compliance with each of the financial ratios and restrictions contained in Section 10 shall, except as otherwise provided herein, be determined in accordance with GAAP consistently followed.

2.     COMMITMENTS OF THE BANKS; BORROWING PROCEDURES.

     1      Commitments.  Subject to the terms and conditions of
this Agreement, each Bank, severally but not jointly, agrees to make loans (collectively the "Loans" and individually each a "Loan") to the Company, which Loans the Company may prepay and reborrow during the period from the date hereof to, but not including, the Termination Date, in such amounts as the Company may from time to time request, but not exceeding in the aggregate at any one time outstanding the amount set forth opposite said Bank's name on the signature page hereof (or such reduced amount as may be fixed by the Company pursuant to
Section 5.3) (herein, the commitment of any Bank to make Loans to the Company up to an amount not exceeding at any one time outstanding the amount set forth opposite such Bank's name on the signature page hereof shall be referred to as such Bank's "Commitment"). All Loans made hereunder shall be made by the Banks on a pro-rata basis according to each Bank's Percentage.

     2      Loan Options.  Each Loan shall be either a Reference
Rate Loan, a Eurodollar Loan or a Money Market Loan, except as otherwise provided herein. Any combination of types of Loans may be outstanding at the same time; provided, however, that the Company may not have more than ten borrowings of Eurodollar Loans outstanding at the same time.

     3      Borrowing Procedure.

            (a) Subject to the terms of this Agreement, the Company shall give the Agent (x) at least three Banking Days' prior notice of each proposed borrowing of Eurodollar Loans not later than 10:00 a.m. Chicago time on the date of such notice,
(y) notice not later than 12:00 noon Chicago time on the day of each proposed borrowing of Reference Rate Loans and (z) notice not later than 10:00 a.m. Chicago time on the day of each proposed borrowing of Money Market Loans. Each notice shall be in writing or by telephone and shall specify (i) the type of Loans requested, (ii) in the case of Eurodollar Loans, the initial Interest Period therefor, (iii) the borrowing date, which shall be a Banking Day, (iv) the amount of Loans requested and (v) in the case of Money Market Loans, the Maturity Date therefor. The Agent shall promptly advise each Bank thereof. Not later than 12:30 p.m., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at its principal office in Chicago with immediately available funds covering such Bank's ratable share (if any) of such borrowing.

            (b) Each borrowing of Reference Rate Loans and Money Market Loans shall be in a minimum amount of $30,000 or an integral multiple thereof. Each borrowing of Eurodollar Loans shall be in a minimum amount of $500,000 or an integral multiple thereof.

            (c) If the Company requests a borrowing of Money Market Loans, the Agent shall promptly provide to the Company a quotation of the interest rate that would be applicable to a borrowing of Money Market Loans in the amount requested and with a Maturity Date specified in the notice of borrowing;
provided, however, that in no event shall such quoted rate be less than the lesser at any time of (i) the rate of interest then most recently announced by BAI at Chicago, Illinois as its reference rate, or (ii) the sum of 0.5% plus the Federal
Funds Rate. If such interest rate is satisfactory to the Company, the Company shall, not later than the time specified by the Agent when providing the interest rate quotation, request that such Money Market Loan be made. The principal amount of each Money Market Loan shall mature and, shall be payable in full, on its respective Maturity Date. The Company shall not prepay the principal of any Money Market Loan without the consent of all Banks.

            (d) The Agent, on behalf of the Banks, will pay to the Company, by crediting its commercial demand deposit account number 76-03568 maintained at BAI, the amount of each Loan on the date designated in the notice of borrowing upon receipt of the documents required in Section 7 and, if applicable,
Section 8, with respect to such Loan.

     4      Continuation and/or Conversion of Loans.  The Company
may elect (i) to continue any outstanding Eurodollar Loan from the current Interest Period of such Loan into a subsequent Interest Period to begin on the last day of such current
Interest Period, or (ii) to convert any outstanding Reference Rate Loan into a Eurodollar Loan or, on the last day of the current Interest Period, to convert one type of Loan into another, in each case by giving at least three (3) Banking
Days' prior telephonic notice not later than 10:00 a.m.
Chicago time on the date of such notice (promptly confirmed in writing) to the Agent (which shall promptly advise each Bank thereof) of such continuation or conversion, specifying the date, amount and the Interest Period, if applicable.
Absent notice of continuation or conversion, each Eurodollar
Loan shall automatically convert into a Reference Rate Loan on the last day of the current Interest Period for such Loan, unless paid in full on such last day. No Loan shall be converted into a Eurodollar Loan and no Eurodollar Loan shall be continued less than thirty days before the Termination Date or at any time that an Event of Default or an Unmatured Event of Default exists.

     5      Extension of the Termination Date.

       (a) At least 60 but not more than 90 days before any anniversary of the Effective Date, the Company may, by delivery of a written request to the Agent in the form of Exhibit B, request that each Bank agree to extend the then-scheduled Termination Date by one (1) year.

       (b) The Agent shall, upon receipt of any such extension request, promptly notify each Bank thereof, and request that each Bank promptly advise the Agent of its approval or rejection of such request.

       (c) Upon receipt of such notification from the Agent, each Bank may, in its sole discretion, agree to extend for one (1) year, or decline to extend, the Termination Date, and each Bank shall, within 30 days of receipt of the notice described in clause (b), notify the Agent of its approval or denial of such request. If any Bank does not so notify the Agent, such Bank shall be deemed to have denied such extension request. The Agent shall, no later than 30 days following its receipt of any extension request from the Company, notify the Company as to the Banks which have approved or denied such request.

       (d) If all of the Banks approve any such request, the Termination Date shall be extended to the date which is one (1) year after the Termination Date in effect immediately prior to such extension. If fewer than all of the Banks approve any such request, the Termination Date shall not be extended.

3.     NOTES EVIDENCING LOANS.

     1      Reference Rate Loans; Eurodollar Loans.  The Reference
Rate Loans and Eurodollar Loans shall be evidenced by the Company's promissory note (the "Series A Note") in the form of Exhibit A-1, with appropriate insertions, which Note shall (i) be dated the Effective Date (or such other date satisfactory to the Agent), (ii) be made payable to the order of the Agent for the account of the Banks ratably in accordance with their Percentages, and (iii) mature on the Termination Date.

     2      Money Market Loans.  The Money Market Loans shall be
evidenced by the Company's promissory note (the "Series B
Note") in the form of Exhibit A-2, with appropriate insertions, which Note shall (i) be dated the Effective Date
(or such other date satisfactory to the Agent), (ii) be made payable to the order of the Agent for the account of the Banks ratably in accordance with their Percentages, and (iii) mature on the Termination Date.

     3      Evidence of Loans.  All Loans made by the Banks to the
Company pursuant to this Agreement and all payments of principal shall be evidenced by the Agent in its records or, at its option, on the schedule attached to the applicable
Note, which records or schedule(s) shall be rebuttable presumptive evidence of the subject matter thereof.

4.     INTEREST AND FEES.

     1      Interest.

            (a) Reference Rate Loan. The unpaid principal of the Reference Rate Loans shall bear interest prior to maturity at a rate per annum equal to the Reference Rate in effect from time to time. Prior to maturity interest on each Reference
Rate Loan shall be payable on each Payment Date therefor and at maturity.

            (b) Eurodollar Loans. The unpaid principal of each Eurodollar Loan shall bear interest prior to maturity at a rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period therefor plus the Margin from time to time in effect. Prior to maturity interest on each Eurodollar Loan shall be payable on each Payment Date therefor and at maturity.

            (c) Money Market Loans. The unpaid principal of each Money Market Loan shall bear interest prior to maturity at the Money
Market Rate applicable to such Loan. Prior to maturity interest on each Money Market Loan shall be payable on the Payment Date therefor and at maturity.

            (d) Interest After Maturity. The Company shall pay to the Banks interest on any amount of principal of any Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, accruing from and including the date such amount shall have become due to (but not including) the date of payment thereof in full, at the rate per annum which is equal to the greater of (i) 2% in excess of the rate applicable to the unpaid amount immediately before it became due or (ii) 2% in excess of the Reference Rate from time to time in effect.
Interest after maturity shall be payable on demand.

     2      Commitment Fee.  The Company agrees to pay to the Banks
ratably in accordance with their Percentages, a commitment fee, for the period commencing on the Effective Date and ending on the earlier of (x) the Termination Date and (y) the date of termination of the Credit, equal to 0.25% per annum on the daily average of the unused amount of the Credit. The commitment fee paid to the Banks pursuant to this Section 4.2 shall be payable on the last day of each March, June, September and December and on the Termination Date or the date of termination of the Credit, in each case for any period then ending for which such commitment fee shall not have been theretofore paid.

     3      Method of Calculating Interest and Fees.  Interest on
each Eurodollar Loan and Money Market Loan (and on any
Reference Rate Loan bearing interest by reference to the Federal Funds Rate) shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.
Interest on each Reference Rate Loan (other than any Reference Rate Loan described in the preceding sentence) shall be calculated on the basis of a 365 day or 366 day year, as applicable, and paid for actual days elapsed. The fee payable pursuant to Section 4.2 shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed.

     4      Agent's Fee.  The Company shall pay the Agent the fees
separately agreed to between the Company and the Agent.

     5.   PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
         OF THE CREDIT.

     1      Place of Payment.  All payments hereunder (including
payments with respect to the Notes) shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks ratably in accordance with their share of the Credit, in immediately available funds prior to 12:30 p.m., Chicago time, on the date due at the Agent's office at 231 South LaSalle Street, Chicago, Illinois 60697, or at such other place as may be designated by the Agent to the Company in writing. Any payments received after such time shall be deemed received on the next Banking Day. The Agent shall promptly remit in immediately available funds to each Bank its share of all such payments received by the Agent for the account of such Bank. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day (unless, in the case of a payment with respect to a Eurodollar Loan, such next succeeding
Banking Day is the first Banking Day of a calendar month, in which case such payment shall be due on the next preceding Banking Day), and such extension of time shall be included in the computation of interest or any fees.

     2      Prepayments.  The Company may from time to time, upon
prior written or telephonic notice received by the Agent
(which shall promptly advise each Bank thereof), prepay the principal of any Loan (other than a Money Market Loan) in whole or in part without premium, as contemplated by Section
2.1; provided, however, that (a) any partial prepayment of principal shall be in a minimum amount of $30,000 or an integral multiple thereof and (b) any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 6.1.

     3      Reduction of Credit.  The Company may from time to
time, upon at least thirty (30) days' prior written or telephonic notice received by the Agent (which shall promptly advise each Bank thereof), permanently reduce the amount of the Credit (such reduction to be made among the Banks according to their Percentages) to an amount not less than the principal amount of all outstanding Loans. Any such reduction shall be in a minimum amount of $1,000,000 or an integral multiple thereof. The Company may at any time on like notice terminate the Credit upon payment in full of the Loans and other liabilities of the Company hereunder. The Company shall promptly confirm any telephonic notice of reduction or termination of the Credit in writing.

     4      Offset.  In addition to and not in limitation of all
rights of offset that any Bank or other holder of any Loan may have under applicable law, each Bank or other holder of any Loan shall, upon the occurrence of any Event of Default described in Section 11.1 or any Unmatured Event of Default described in Section 11.1(e), have the right to appropriate and apply to the payment of each Loan any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Bank or other holder.

     5      Proration of Payments.  If any Bank or other holder of
a Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on Loans then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Loans held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that the Bank so purchasing a participation from the other Banks under this
Section 5.5 may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

     6.   INDEMNIFICATION: EURODOLLAR LOANS.

     1      Indemnity for Funding Losses.  The Company will
indemnify each Bank upon demand against any loss or expense which such Bank may sustain or incur, including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect funding or maintain a Loan, as a consequence of (i) any failure of the Company to borrow any Loan on the date specified therefor in the notice of borrowing with respect to such Loan, (ii) any failure of the Company to make any payment when due of any amount due hereunder or under any Note in connection with any Loan, (iii) any payment or prepayment of any Eurodollar Loan on a date other than the last day of the Interest Period for such Loan, or (iv) any prepayment of any Money Market Loan. The Company's foregoing obligations shall survive termination of this Agreement.

     2      Capital Adequacy.  If any Bank shall determine at any
time after the date hereof that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), by an amount deemed by such Bank to be material, then the Company shall pay to such Bank upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement or under any Note, as will compensate such Bank for such reduction. Determination by such Bank for purposes of this Section 6.2 of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of demonstrable error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

     3           Additional Provisions Relating to Eurodollar
            Loans.

            (a) Increased Cost. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

                 (ii) the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed; or

                 (iii) any reserve, special deposit, special assessment, or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank is imposed, modified or deemed applicable; or

                 (iv) any other condition affecting this Agreement or the Eurodollar Loans is imposed on any Bank or the interbank eurodollar market;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any Eurodollar Loan is increased, or the amount of any sum receivable by such Bank hereunder in respect of any Eurodollar Loan is reduced;

then, the Company shall pay to such Bank upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to the Company) such additional amount or amounts as will compensate such Bank for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by such Bank for purposes of this section of the additional amounts required to compensate such Bank in respect of the foregoing shall be conclusive, absent demonstrable error. The provisions of this Section 6.3(a) shall only be applicable to Eurodollar Loans which are outstanding on or after the date such Bank has notified the Company that an event has occurred which will result in the imposition of a liability on the Company under this Section 6.3(a), it being understood that the Company may prepay any such Loan without any prepayment fee or penalty (except as provided in Section 6.1).

       (b) Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If the Company has any Eurodollar Loan outstanding, or has notified the Agent of its intention to incur a Eurodollar Loan as provided herein, then in the event that prior to any Interest Period any Bank shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to such Bank in the interbank eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Interbank Rate applicable to such Interest Period, such Bank shall promptly give notice of such determination to the Company, the Agent and the other Banks, and (i) any notice of new Eurodollar Loans previously given by the Company and not yet borrowed shall be deemed a notice to make Reference Rate Loans and (ii) the Company shall be obligated either to prepay or to convert any outstanding Eurodollar Loans to Reference Rate Loans or, if available, Money Market Loans on the last day of the then current Interest Period with respect thereto.

       (c) Changes in Law Rendering Eurodollar Loans Unlawful. If at any time due to any new law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for any Bank to fund any Eurodollar Loan which it is committed to make hereunder, the obligation of such Bank to provide such Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful for such Bank to continue any Eurodollar Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Company, the Agent and the other Banks thereof in writing stating the reasons therefor, and the Company shall on the earlier of (i) the last day of the then current Interest Period for such Eurodollar Loan or
(ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such unlawful Loans to Reference Rate Loans, or, if available, Money Market Loans, or prepay all such Eurodollar Loans without any penalty (except as provided in Section 6.1), to such Bank in full.

       (d) Discretion of any Bank as to Manner of Funding. Subject to the provisions of Section 6.3(e), any Bank shall be entitled to fund and maintain its funding of all or any part of its Eurodollar Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits having a maturity corresponding to the maturity of such Eurodollar Loan and being an interest rate equal to the Interbank Rate. Any Bank may, if it so elects, fulfill any commitment to make Eurodollar Loans by causing a foreign branch or affiliate to make or continue such Eurodollar Loans, provided, however, that in such event such Loans shall be deemed for the purposes of this Agreement to have been made by such Bank, and the obligation of the Company to repay such Loans shall nevertheless be to such Bank and shall be deemed held by such Bank, to the extent of such Loans, for the account of such branch or affiliate.

       (e) Mitigation of Circumstances. Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Bank's good faith judgment, otherwise disadvantageous to such Bank) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 6.3(a) or (ii) the occurrence of any circumstances of the nature described in
Section 6.3(b) or 6.3(c) (and, if any Bank has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Bank shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Bank will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or
(ii) of the preceding sentence and such designation will not, in such Bank's sole judgment, be otherwise disadvantageous to such Bank.

7.     CONDITIONS PRECEDENT TO ALL LOANS.

  The obligation of any Bank to make any Loan is subject to the satisfaction of each of the following conditions precedent:

     1      Notice.  The Agent shall have received timely notice of
such Loan in accordance with Section 2.3.

     2      Default.  Before and after giving effect to such Loan,
no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     3      Insurance.  There shall have been no material change,
or notice of prospective material change (whether such notice is formal or informal) in the nature, extent, scope or cost of the insurance policies of the Company or any Subsidiary listed on Exhibit E which change would have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole or would significantly adversely affect the Company's ability to perform its obligations under this Agreement or under any Note.

     4      Warranties.  Before and after giving effect to such
Loan, the warranties in Section 9 (other than the warranty in the last sentence of Section 9.5 and in Section 9.10) shall be true and correct as though made on the date of such Loan, except for such changes as are specifically permitted hereunder.

     5      Certification.  Each request for a Loan shall be deemed
to be a certification that the conditions precedent set out in Sections 7.2, 7.3 and 7.4 have been satisfied.

     8.          CONDITIONS PRECEDENT TO EFFECTIVE DATE AND
              INITIAL LOAN THEREON OR THEREAFTER.

  The occurrence of the Effective Date and the obligation of the Banks to make the initial Loan hereunder on or after the Effective Date is subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 7 above, that (a) all Loans under the Existing Credit Agreement shall have been (or shall be with the proceeds of the initial Loans) paid in full, and the "Credit" under and as defined in the Existing Credit Agreement shall have terminated, and (b) the Company shall have delivered to the Agent all of the following, each (i) duly executed and dated the Effective Date or such earlier date as is satisfactory to the Agent, (ii) in form and substance satisfactory to the Agent, and (iii) in sufficient number of signed counterparts to provide one for each Bank (except for the Notes, of which only the originals shall be signed).

     1      Notes.  Its Series A Note and Series B Note payable to
the order of the Agent for the account of the Banks ratably in accordance with their respective Commitments.

     2      Resolutions; Consents and Approvals.  A copy, duly
certified by the secretary or an assistant secretary of the Company, of (i) the resolutions of the Company's Board of Directors authorizing or ratifying the execution and delivery of this Agreement and the Notes and authorizing the borrowings hereunder, (ii) all documents evidencing other necessary corporate action with respect to this Agreement and the Notes, and (iii) all approvals or consents, if any, with respect to this Agreement and the Notes.

     3      Incumbency.  A certificate of the secretary or an
assistant secretary of the Company certifying the names of the Company's officers authorized to sign this Agreement, the Notes and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

     4      Opinion.  An opinion of Shook, Hardy & Bacon P.C,
counsel to the Company, addressed to the Agent and the Banks in substantially the form of Exhibit J.

     5      General.  All other documents which are provided for
hereunder or which the Banks may reasonably request.

9.     WARRANTIES.

  To induce the Banks to grant the Credit and to make the Loans, the Company warrants that:

     1      Existence.  The Company and all of its corporate
Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation. All of the Company's other Subsidiaries, if any, are entities duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization. The Company and all of its Subsidiaries are in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is necessary.

     2      Authorization.  The Company is duly authorized to
execute and deliver this Agreement and the Notes and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement and under the Notes. The execution, delivery and performance by the Company of this Agreement and the Notes and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

     3      No Conflicts.  The execution, delivery and performance
by the Company of this Agreement and the Notes (a) do not and will not conflict with (i) any provision of law applicable to the Company, (ii) the charter or by-laws of the Company, (iii) any agreement binding upon the Company, or (iv) any court or administrative order or decree applicable to the Company and
(b) do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     4      Validity and Binding Effect.  This Agreement is, and
the Notes when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights and by general principles of equity limiting the availability of equitable remedies.

     5      Financial Statements.  The Company's audited
consolidated financial statement as at March 29, 1994 and the Company's Quarterly Report on Form 10-Q dated June 28, 1994 and filed with the Securities and Exchange Commission, copies of which have been furnished to each Bank, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and period and present fairly the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since March 29, 1994 there has been no material adverse change in the financial condition, assets, liabilities, business operations, management or prospects of the Company and its Subsidiaries taken as a whole.

     6      Litigation.  No claims, litigation, arbitration
proceedings or governmental proceedings are pending or threatened against or are affecting the Company or any of its Subsidiaries, the results of which might materially and adversely affect the financial condition, assets, liabilities, business operations, management or prospects of the Company and its Subsidiaries taken as a whole, except those referred to in a schedule furnished to each Bank contemporaneously herewith and attached hereto as Exhibit C. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 9.5, neither the Company nor any of its Subsidiaries has any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole.

     7      Taxes.  Each of the Company and its Subsidiaries has
filed all tax returns, to the best of its knowledge, which are required to have been filed and has paid, or made adequate provisions for the payment of all material taxes, assessments and other governmental charges or levies imposed upon it, its income or any of its properties, franchises or assets which are due and payable, except such taxes, assessments and other governmental charges or levies, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained.

     8      Liens.  None of the assets of the Company or any of its
Subsidiaries is subject to any Lien, except for (a) Permitted
Liens, (b) Liens disclosed in the financial statements referred to in Section 9.5; and (c) Liens listed on Exhibit D.

     9      No Default.  Neither the Company nor any of its
Subsidiaries is in default under any agreement or instrument to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect the financial condition, assets, liabilities, business operations, management or prospects of the Company and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.

     10     Insurance.  The schedule that summarizes the property
and casualty insurance program carried by the Company and its Subsidiaries (Exhibit E attached hereto) is complete and accurate in all material aspects. This summary includes the insurer's(s') name(s), policy numbers(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), exclusions, deductibles and self-insured retention, and describes any other self-insurance or risk assumption agreed to by the Company or any Subsidiary or imposed upon the Company or any Subsidiary by any such insurer.

     11     Subsidiaries.  The Company has no Subsidiaries except
as listed on Exhibit F (as updated from time to time pursuant to Section 10.1(f)). The Company and its Subsidiaries own the percentage of its Subsidiaries as set forth on Exhibit F.

     12     Partnerships.  Neither the Company nor any of its
  Subsidiaries is a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on Exhibit G (as updated from time to time pursuant to Section 10.1(f)).

     13     Regulation U.  (i) The Company is not engaged in the
business of purchasing or selling margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock, (ii) no part of the proceeds of any Loan will be used to purchase or carry any margin stock, and (iii) no Loan will be used for any purpose which would violate any of the margin regulations of said
Board of Governors.

     14     Compliance.  The Company and its Subsidiaries are in
material compliance with all statutes and governmental rules and regulations applicable to them.

     15 Pension Plans. Each Plan complies in all material respects with all material applicable statutes and governmental rules and regulations, and (i) no Reportable Event has occurred and is continuing with respect to any Plan,
(ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

  COMPANY'S COVENANTS.

  From the date of this Agreement and thereafter until the expiration or termination of the Credit and until the Notes and other liabilities of the Company hereunder are paid in full, the Company agrees that it will:

     1      Financial Statements and Other Information.  Furnish to
each Bank:

     (a) within ninety-five (95) days after each fiscal year of the Company, a copy of the annual audit and Form 10-K report of the Company and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and bearing the unqualified opinion of an independent certified public accountant of recognized national standing selected by the Company whose opinion shall be in scope and substance satisfactory to the Banks;

     (b) within fifty (50) days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and of the unaudited financial statement of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in preceding clause (a) signed by the Company's chairman, president or chief financial officer and consisting of at least a balance sheet as at the close of such quarter, and statements of income and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter;

     (c) together with the financial statements furnished by the Company under preceding clauses (a) and (b), a certificate of the Company's chairman, president or chief financial officer, dated the date of such annual audit report or such quarterly financial statement, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this
Section 10;

     (d) within fifty (50) days after each fiscal month, a copy of the letter to directors describing the Company's consolidated financial performance during such month together with an unaudited consolidated balance sheet and income statement for the Company and its consolidated Subsidiaries for such month;

     (e) copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Company or any Subsidiary to stockholders generally, promptly upon the filing or making thereof;

     (f) promptly from time to time, a written report of any change in the list of the Company's Subsidiaries set forth on Exhibit F or in the list of partnerships and joint ventures set forth on Exhibit G;

     (g) promptly upon receipt thereof, a copy of any annual, interim or special audit made by independent accountants, any management control letter issued by them or any other report submitted to the Company's Board of Directors by the independent accountants; and

     (h) promptly from time to time, such other information as the Banks may reasonably request.

     2      Books, Records and Inspection.  Maintain, and cause
each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities; permit, and cause each Subsidiary to permit, any authorized representative of any of the Banks to visit and inspect any of the properties of the Company or any of its Subsidiaries, upon reasonable prior notice and during regular business hours, including any books and records (and to make extracts therefrom), and to discuss its affairs and finances as often as the Banks may reasonably request.

     3      Conduct of Business.  Maintain and cause each
  Significant Subsidiary to maintain its respective existence and use its best efforts to maintain in full force and effect all franchises (including but not limited to all Pizza Hut, Inc. franchise agreements and licenses), licenses, leases, contracts and other authority and rights necessary or desirable to the profitable conduct of its business.

     4      Taxes.  Pay, and cause each Subsidiary to pay, when
due, all taxes, assessments and other governmental charges or levies imposed upon it, its income or any of its properties, franchises or assets, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting such taxes, assessments and other governmental charges or levies in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

     5      Notices.

            (a) Event of Default; Pension Plans. Immediately upon learning of the occurrence of any of the following, provide to each Bank written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary or the ERISA Affiliate affected with respect thereto: (i) the occurrence of an Event of Default or an Unmatured Event of Default or (ii) the occurrence of a Reportable Event with respect to any Plan, the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan, or the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan with respect to which it is a "substantial employer" within the meaning of section 4063 of ERISA.

            (b) Litigation. Notify each Bank (i) promptly upon learning thereof, of the institution or existence of any litigation, arbitration or governmental proceedings which is material to the Company and its Subsidiaries taken as a whole and (ii) of any judgment or decree entered against the Company or any Subsidiary within five business days after such entry if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $1,500,000 after deducting (A) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has not disclaimed liability, and
(B) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Banks.

            (c) Indebtedness. Notify each Bank of any Indebtedness incurred in connection with Liens permitted under Section
10.8(c) if the amount thereof exceeds $1,500,000.

     6      Pension Plans.  Not permit, and not permit any
  Subsidiary to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

     7      Expenses.  Whether or not any Loan is made hereunder,
pay the Banks upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent and the Banks (who may be employees of the Agent and the Banks) and other legal expenses and costs of collection, incurred by (i) the Agent in connection with the preparation, negotiation and execution of this Agreement, the Notes and any document required to be furnished herewith, and (ii) the Agent and the Banks in connection with the enforcement of the Company's obligations hereunder or under any Note. The Company also agrees to (x) indemnify and hold the Agent harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making
Loans or disbursing the proceeds thereof, and (y) pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of any Note or any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith. The Company's foregoing obligations shall survive any termination of this Agreement.

     8      Indebtedness.  Not, and not permit any Subsidiary to,
       incur or permit to exist any Indebtedness, except: (a) Indebtedness under the terms of this Agreement; (b)
Indebtedness of the Company having maturities and terms, and which is subordinated to payment of the Notes in a manner, approved in writing by the Banks; (c) Indebtedness hereafter incurred in connection with the Liens permitted by paragraph
(7) of the definition of Permitted Liens; (d) Indebtedness outstanding on the date hereof and listed on Exhibit H; and
(e) other unsecured Indebtedness, provided that such Indebtedness is incurred when no Event of Default or Unmatured Event of Default exists or would result therefrom and such Indebtedness exists under agreements that contain representations, warranties, covenants and defaults no more burdensome to the Company than those set forth herein;
provided that the aggregate of all Indebtedness of Subsidiaries shall not exceed $15,000,000 at any one time outstanding. Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except for Permitted Liens and Liens referred to in Section 9.8.

     10     Merger, Purchase and Sale.  Not, and not permit any
  Significant Subsidiary to, be a party to any merger or consolidation; not, and not permit any Subsidiary to in any one fiscal year, sell, transfer, convey, lease or otherwise dispose of assets of the Company and its Subsidiaries which exceed in the aggregate, for the Company and its Subsidiaries taken as a whole, five percent (5%) of the value of the Company's consolidated total assets determined as of the end of the immediately preceding fiscal year, or purchase or otherwise acquire all or substantially all the assets of any Person. Notwithstanding the foregoing:

            (a) the Company or any Subsidiary may acquire any other franchisee of Pizza Hut, Inc. or Romacorp, Inc.;

            (b) any wholly-owned Subsidiary may merge into the Company (provided that the Company is the surviving corporation) or into or with any other wholly-owned Subsidiary;

            (c) any wholly-owned Subsidiary may be consolidated with any other wholly-owned Subsidiary so long as immediately thereafter 100% of the voting stock or other ownership interest of the resulting Person is owned by the Company or another wholly-owned Subsidiary; and

            (d) any wholly-owned Subsidiary may sell, transfer, convey, lease or assign all or a substantial part of its assets to the Company or another wholly-owned Subsidiary;

provided, in each of the cases described in the preceding clauses, that immediately thereafter and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

The term "value" as used herein shall mean, with respect to any asset at any date of determination, the greater of such asset's book or fair market value as of the date of determination, with "book value" being the value of such asset as would appear immediately prior to such determination on a balance sheet of the owner of such asset prepared in accordance with GAAP.

     11     Nature of Business.  Engage, and cause each Significant
Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

     12     Franchise Rights.  Not permit any change, termination,
or loss of its or any Significant Subsidiary's rights to operate as a franchisee of Pizza Hut, Inc., which would have a material adverse affect on the Company and its Subsidiaries taken as a whole.

     13     Net Worth.  Not permit the Company's Consolidated Net
Worth during any fiscal quarter ending after June 28, 1994 to be less than the sum of (a) $78,443,000 plus (b) fifty percent
(50%) of the Company's Consolidated Net Earnings for each fiscal quarter ending after June 28, 1994 (excluding any fiscal quarter in which there is a loss).

     14 Indebtedness to Net Worth Ratio. Not at any time permit the ratio of the Company's and its Subsidiaries' Indebtedness to exceed fifty-five percent (55%) of the sum of
(a) Indebtedness of the Company and its Subsidiaries plus (b) Consolidated Net Worth.

     15     Fixed Charge Coverage.  Not permit the ratio of (a) the
sum of the Company's (i) Consolidated Net Earnings before interest expense and provision for taxes, plus (ii) amortization, plus (iii) consolidated operating lease rental expense, and plus (or minus, as applicable) (iv) any changes in deferred taxes, in each case, for the four fiscal quarters immediately preceding the date of determination to (b) the sum of (i) the Company's consolidated interest expense for such four quarter period, plus (ii) the Company's consolidated operating lease rental expense for such four quarter period to be less than 1.5 to 1.0 on the last day of such fiscal quarter.

  For purposes of this Section 10.15, interest expense shall include, without limitation, implicit interest expenses on Capitalized Leases.

     16     Insurance.  Maintain, and cause each Subsidiary to
maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated, and in any event such types and in such amounts and with financially sound and reputable insurers of at least the quality as is described in the certificate furnished pursuant to Section 9.10. The Company agrees to notify each Bank prior to any material change in or cancellation of any such insurance.

     17     Restricted Payments.  Not purchase or redeem any shares
of its stock, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders as such or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated Indebtedness of the Company or any Subsidiary if, before or after giving effect to such transaction, an Event of Default or Unmatured Event of Default has occurred and is continuing.

     18     Leases.  Not enter into or permit to exist, or permit
any Subsidiary to enter into or permit to exist, any arrangements for the leasing by it or any of its Subsidiaries, as lessee, of any real or personal property under leases
(other than Capitalized Leases) if, immediately before and after giving effect thereto, an Event of Default or Unmatured Event of Default shall exist or be continuing. For purposes of determining whether the entering into any lease results in a breach of Section 10.15, the Company shall make the calculation required under such Section as of the date such lease is entered into (a) on assumption that the rental expense that is expected to be incurred during the twelve-month period following the entering into the lease was incurred during the twelve-month period ending on the date of such calculation and (b) by including in the Company's Consolidated Net Earnings for the twelve-month period ending on the date the lease is entered into, the net earnings properly attributable to the property covered by the lease during the twelve-month period ending on the date the lease is entered into.

     19 Company's and Subsidiaries' Stock. Not permit any Subsidiary to purchase or otherwise acquire any shares of the stock of the Company, and not take any action, or permit any Subsidiary to take any action, which will result in a decrease in the Company's or any Subsidiary's ownership interest in any Significant Subsidiary.

     20     Guaranties.  Not, and not permit any Subsidiary to,
become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for the endorsement, in the ordinary course of collection, of instruments payable to it or its order and except for guarantees of obligations which do not exceed $5,000,000.00 in the aggregate at any one time.

     21     Investments.  Not, and not permit any Subsidiary to,
make or permit to exist any Investment in any Person, except for:

            (a) Investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States of America or any agency thereof;

            (b) Investments in commercial paper maturing in 270 days or less from the date of issuance rated in the highest grade by a nationally recognized credit rating agency;

            (c) Investments in certificates of deposit maturing within one year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital, surplus and undivided profits aggregating at least $100,000,000;

            (d) Investments in other Pizza Hut, Inc. or Romacorp, Inc. franchisees as long as, before or after giving effect to such Investment, no Event of Default or Unmatured Event of Default has occurred which is continuing;

            (e) Investments outstanding on the date hereof and listed on Exhibit I; and

            (f) other liquid Investments (except Investments prohibited under Sections 10.10 or 10.20), as selected by the Company or a Subsidiary, not to exceed $5,000,000 in the aggregate at any one time for the Company and all Subsidiaries.

     22     Subsidiaries.  Except as permitted under Section
10.21(d), not, without the Banks' prior consent, create or acquire any Significant Subsidiaries in addition to those existing on the date of this Agreement.

     23     Unconditional Purchase Obligation.  Not, and not permit
any Subsidiary to, enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if (a) such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services and (b) the aggregate amount payable over the full remaining terms of all such contracts exceeds $1,500,000 in the aggregate for the Company and its Subsidiaries.

     24     Other Agreements.  Not, and not permit any Subsidiary
to, enter into any agreement containing any provision which would be violated or breached by the Company's performance of its obligations hereunder or under any instrument or document delivered or to be delivered by the Company hereunder or in connection herewith.

     25     Use of Proceeds.  Not permit any proceeds of the Loans
to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and furnish to each Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 (or such other form or forms as may be required by Regulation U) referred to in Regulation U.

11.    EVENTS OF DEFAULT AND REMEDIES.

     1      Events of Default.  Each of the following shall
constitute an Event of Default under this Agreement:

     (a) Non-Payment. Default in the payment, when due, of any.principal of any Note or any fee hereunder or default, and the continuance thereof for 10 days, in the payment, when due, of any interest on any Note.

     (b) Non-Payment of Other Indebtedness. Default in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any Indebtedness of, or guaranteed by, the Company or any Subsidiary (other than the Indebtedness evidenced by the Notes) in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries.

     (c) Acceleration of Other Indebtedness. Any event or condition shall occur which (i) results in the acceleration of the maturity of any Indebtedness in excess (in the aggregate for the Company and its Subsidiaries) of $1,000,000 of, or guaranteed by, the Company or any Subsidiary (other than the Indebtedness evidenced by the Notes) or (ii) enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness.

     (d) Other Obligations. Default in the payment when due, whether by acceleration or otherwise, or in the performance or observance (subject to any applicable grace period) of (i) any material obligation or agreement in excess in the aggregate of $1,000,000 of the Company or any Subsidiary to or with any Bank (other than any obligation or agreement of the Company hereunder or under any Note), or (ii) any material obligation or agreement in excess in the aggregate of $1,000,000 of the Company or any Subsidiary to or with any other Person (other than (x) any such material obligation or agreement constituting or related to Indebtedness, (y) accounts payable arising in the ordinary course of business, and (z) any material obligation or agreement of any Subsidiary to the Company or to any other Subsidiary), except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary, as the case may be, in good faith and by appropriate proceedings and the Company or such Subsidiary shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

     (e) Insolvency. The Company or any of its Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or a substantial part of the property of the Company or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any of its Subsidiaries or for a substantial part of the property of the Company or any of its Subsidiaries and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Company or any of its Subsidiaries and, if instituted against the Company or any of its Subsidiaries, is consented to or acquiesced in by the Company or such Subsidiary or remains for 30 days undismissed; or any warrant of attachment is issued against any substantial part of the property of the Company or any of its Subsidiaries which is not released within 30 days of service.

     (f) Pension Plans. A Termination Event occurs with respect to any Plan if, at the time such Termination Event occurs, such Plan's then "vested liabilities" (as defined in section
3(25) of ERISA) would exceed the then value of such Plan's assets.

     (g)    Financial Covenants; Agreements.   The Company fails to
perform or observe any agreement contained in Section 10.8, 10.9, 10.10, 10.13, 10.14, 10.15, 10.16, 10.19, 10.20, 10.21
or 10.22 and such failure shall not be remedied within five
(5) days after the chairman, president or chief financial officer of the Company obtains actual knowledge thereof; or the Company fails to perform or observe any other agreement set forth in this Agreement (and not constituting an Event of Default under any of the other subsections of this Section
11.1) and continuance of such failure for thirty (30) days after the chairman, president or chief financial officer of the Company obtains actual knowledge thereof.

     (h) Warranty. Any warranty made by the Company herein is untrue in any material respect, or any schedule, statement, report, notice, certificate or other writing furnished by the Company to any Bank is untrue in any material respect on the date as of which the facts set forth therein are stated or certified, or any certification made or deemed made by the Company to any Bank is untrue in any material respect on or as of the date made or deemed made.

     (i) Litigation. There shall be entered against the Company or any Subsidiary one or more judgments or decrees in excess of $1,500,000 in the aggregate at any one time outstanding for the Company and all Subsidiaries, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which the Company or any Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Banks.

     (j) Franchise Agreement. The Company or any Subsidiary takes any action or fails to take action which results in the loss of any Franchise Agreement, license or other permit which would preclude the Company or any Significant Subsidiary from operating such franchise under the name "Pizza Hut", and such loss materially adversely affects the business operations or profitability of the Company or such Significant Subsidiary.

     (k) Pizza Hut. Inc. If (a) Pizza Hut, Inc. applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for itself or a substantial part of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Pizza Hut, Inc. or for a substantial part of its property and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Pizza Hut, Inc. and, if instituted against Pizza Hut, Inc., is consented to or acquiesced in by Pizza Hut, Inc. or remains for 30 days undismissed; or any warrant of attachment is issued against any substantial part of the property of Pizza Hut, Inc. which is not released within 30 days of service; and (b) for the 12-month period ending on the last day of the fiscal quarter end which coincides with or immediately precedes the occurrence of the event described in clause (a), the ratio described in Section 10.15 is less than
2.5 to 1.0.

     2      Remedies.  If any Event of Default described in Section
11.1 shall have occurred and be continuing, the Agent shall upon request of the Supermajority Banks by written notice to the Company declare the Credit to be terminated and all Notes to be due and payable, whereupon the Credit shall immediately terminate and all outstanding Notes shall become immediately due and payable (except that if an event described in Section 11.1(e) occurs, the Credit shall immediately terminate and all outstanding Notes shall become immediately due and payable without declaration or notice of any kind).

12.    RELATIONSHIP AMONG BANKS.

     1      Appointment and Grant of Authority.  Each Bank hereby
appoints the Agent, and the Agent hereby agrees to act, as agent under this Agreement. The Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Agent by the terms hereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby authorizes, consents to, and directs the Company to deal with the Agent as the true and lawful agent of such Bank to the extent set forth herein.

     2      Non-Reliance on Agent.  Each Bank agrees that it has,
independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Company or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company, its Subsidiaries (or any of its related companies) which may come into the Agent's possession.

     3      Responsibility of the Agent and Other Matters.

            (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and those duties and liabilities shall be subject to the limitations and qualifications set forth in this Section 12. The duties of the Agent shall be mechanical and administrative in nature.

            (b) Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted
(whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement or any other instrument or document in connection herewith, except for gross negligence or willful misconduct.
Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine into (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (a) this Agreement or the Notes, or (b) any document or instrument furnished pursuant to or in connection with this Agreement or the Notes, (ii) the collectibility of any amounts owed by the Company, (iii) any recitals or statements or representations or warranties in connection with this Agreement or the Notes, (iv) any failure of any party to this Agreement to receive any communication sent, or (v) the assets, liabilities, financial condition, results of operations, business or creditworthiness of the Company.

            (c) The Agent shall be entitled to act, and shall be fully protected in acting upon, any communication in whatever form believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper person or persons or entity. The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel. The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes on the Company's part.

     4      Action on Instructions.  The Agent shall be entitled to
act or refrain from acting, and in all cases shall be fully protected in acting or refraining from acting, under this Agreement or the Notes or any other instrument or document in connection herewith or therewith in accordance with instructions in writing from the Majority Banks (or, if required, all Banks).

     5      Indemnification.  To the extent the Company does not
reimburse and save the Agent harmless according to the terms hereof for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Banks ratably in accordance with their Percentages and the Banks hereby agree on such basis (i) to reimburse the Agent for all such costs, expenses and disbursements on request and (ii) to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of actual gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with this Agreement, or the Notes or any instrument or document in connection herewith or therewith, or any request of the Banks, including without limitation the costs, expenses and disbursements in connection with defending itself against any claim or liability, or answering any subpoena, related to the exercise or performance of any of its powers or duties under this Agreement or the taking of any action under or in connection with this Agreement or the Notes.

     6      Bank of America Illinois and Affiliates.  With respect
to BAI's Commitment and any Loans by BAI under this Agreement and any Note and any interest of BAI in any Note, BAI shall have the same rights and powers under this Agreement and such Note as any other Bank and may exercise the same as though it were not the Agent. BAI and its affiliates may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Company as if BAI were not the Agent.

     7 Notice to Holder of Loans. The Agent may deem and treat the payees of the Notes as the owners thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been filed with the Agent. Any request, authority or consent of any holder of any Loan shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.

     8      Successor Agent.  The Agent may resign at any time by
giving 30 days' written notice thereof to the Banks. Upon any such resignation, the Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been appointed by the Banks and accepted such appointment in connection herewith or therewith within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, but shall not be required to, on behalf of the Banks, appoint a successor Agent who has accepted such appointment. Notwithstanding the foregoing provisions of this
Section 12.8, BAI may at any time resign as Agent if concurrently therewith an affiliate of BAI agrees to assume the role of Agent hereunder. After any resigning Agent's resignation hereunder, the provisions of this Section 12 shall continue to be effective as to any action taken or omitted hereunder or in connection herewith prior to such resignation.

13.    GENERAL.

     1       Waiver and Amendments.  No delay on the part of any
Bank or the holder of any Loan in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to any Bank at law or in equity. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Note shall in any event be effective unless the same shall be in writing and signed by the Company and the Majority
Banks; provided, however, that in no event shall any amendment, modification or waiver, or consent with respect to, Sections 10.13 through 10.15 be effective unless the same shall be in writing and signed by the Supermajority Banks.
Any waiver of any provision of this Agreement or any Note, and any consent to any departure by the Company from the terms of any provision of this Agreement or any Note, shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Sections 7 or 8, (b) increase the amounts or extend the terms of the Banks' Commitments or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder,
(e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required to take action hereunder, or
(f) change any provisions of this Section 13.1; provided, further, that no amendment, waiver or consent to Section 12 shall be effective unless signed by the Agent.

     2      Notices.  Except as otherwise expressly provided
herein, any notice hereunder between the parties shall be in writing (including telegraphic, telex or telecopy communication) and shall be given to the Company, the Agent or any Bank at its address, telex number or telecopier number set forth on the signature pages hereof or at such other address, telex number or telecopier number as the Company, the Agent or such Bank may, by written notice, designate as its address, telex number or telecopier number for purposes of notice hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answerback is received, transmitted by telecopier, delivered to the telegraph office, personally delivered or, in the case of a mailed notice, three Banking Days after the date sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 13.2; provided, however, that notices to the Agent shall not be effective until actually received by the Agent.

     3      Severability; Participations.

            (a) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

            (b) Any Bank may assign or transfer its rights and obligations hereunder to any Affiliate of such Bank pursuant to an assignment agreement satisfactory to the Agent. In addition, any Bank may grant one or more participations in any Loan, and participant shall have the rights (and be subject to the obligations) of a Bank set forth in Sections 5.4, 5.5, 6 and 10.7 hereof as if such participant were a Bank hereunder; provided, however, that

            (ii) no participation contemplated in this Section 13.3 shall relieve the participating Bank from its Commitment or its other obligations hereunder,

            (iii) such Bank shall remain solely responsible for the performance of its Commitment and such other obligations,

            (iv) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and

            (v) no participant, unless such participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder, except that such Bank may agree with any participant that such Bank will not, without such participant's consent, take any actions of the type described in clauses (a) through (f) of Section 13.1.

     4      Indemnification.  The Company hereby indemnifies and
holds harmless the Agent and each Bank and each of the Agent's and the Banks' directors, officers, employees, persons controlling or controlled by any of them and their assigns (collectively the "Indemnified Parties") from and against any and all losses, claims, damages, costs, liabilities and expenses (including, without limitation, reasonable attorneys' fees, disbursements and any out-of-pocket expenses) to which any of the Indemnified Parties may become subject, whether directly or indirectly, that result or arise from, or relate to, any claim, action, lawsuit, or proceeding related to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Indemnified Parties; provided, however, that an Indemnified Party shall refund to the Company any amount received from the Company for losses, damages, costs and expenses incurred by such Person but which a court of competent jurisdiction has found resulted solely from such Person's own gross negligence or willful misconduct (individually and not as a co-conspirator with the Company or any affiliate thereof). The foregoing obligations of the Company shall survive termination of this Agreement.

     5      LAW.  THIS AGREEMENT AND THE NOTES SHALL BE CONTRACTS
MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF
ILLINOIS.

     6      Successors.  This Agreement shall be binding upon the
Company, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company, the Agent and the Banks and the successors and assigns of the Agent and the Banks. The Company shall not assign its rights or duties hereunder without the consent of all Banks.

     7      Subsidiary Reference.  Any reference herein to a
Subsidiary or Subsidiaries of the Company, and any financial ratio or restriction or other provision of this Agreement which is stated to be applicable to the "Company and its Subsidiaries" or which is to be determined on a "consolidated" basis, shall apply only to the extent the Company has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with the Company for financial reporting purposes.

     8      ENTIRE AGREEMENT.  THIS AGREEMENT, TOGETHER WITH ALL
OTHER WRITTEN AGREEMENTS BETWEEN THE PARTIES HERETO, IS THE FINAL EXPRESS OF THE CREDIT AGREEMENT BETWEEN THE PARTIES HERETO, AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE PARTIES HERETO.

     9      NON-STANDARD TERMS; NO UNWRITTEN ORAL AGREEMENTS.  ANY
ADDITIONAL NON-STANDARD TERMS OF THE CREDIT AGREEMENT BETWEEN
THE PARTIES HERETO, INCLUDING THE REDUCTION TO WRITING OF A
PREVIOUS ORAL CREDIT AGREEMENT BETWEEN THE PARTIES HERETO ARE
SET FORTH IN THE SPACE BELOW (IF NONE, WRITE "NONE"):

              NONE.

NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE PARTIES HERETO
EXISTS.

     10     Counterparts.  This Agreement may be executed in any
number of counterparts and by the different parties on
separate counterparts and each such counterpart shall be
deemed an original, but all such counterparts shall together constitute but one and the same Agreement.
11
  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.

                             NPC INTERNATIONAL, INC.



By:______________________________

Title:____________________________

                                      Address:    720 W. 20th Street
                                                  P. O. Box 643
                                                  Pittsburg, KS 66762
                                    Attention:    James Schwartz

                                          Fax:    (316) 231-1199



Amount of                    BANK OF AMERICA ILLINOIS
Commitment       Share


$25,000,000       50%
                             By:_________________________________
                             Title:_____________________________

                             Address:   231 South LaSalle Street
                                        Chicago, Illinois 60697
                                Attn:   R. Guy Stapleton
                                        Midwestern States

                                 Fax:   (312) 987-1276



                                         NATIONSBANK OF TEXAS, N.A.


$12,500,000       25%                   By:_________________________________
                                        Title:____________________________

                             Address:   901 Main Street
                                        67th Floor
                                        Dallas, Texas  75202-3748
                                Attn:   Perry B. Stephenson

                                 Fax:   (214) 508-0980


                                 UNITED STATES NATIONAL BANK OF OREGON


$12,500,000       25%            By:_________________________________
                                 Title:____________________________

                             Address:   National Corporate banking -
                                        Western Region 309
                                        S.W. Sixth Avenue
                                        10th Floor
                                        Portland, Oregon 97204
                                Attn:   Blake Howells
Total:                           Fax:   (503) 275-3475
$50,000,000      100%


                             BANK OF AMERICA ILLINOIS, as Agent



                             By:_________________________________
                             Title:_____________________________

                             Address:   231 South LaSalle Street
                                        Chicago, Illinois 60697
                                Attn:   R. Guy Stapleton
                                        Midwestern States

                                Fax:   (312) 987-1276


                             EXHIBIT A-1

                            SERIES A NOTE



$50,000,000                                          Chicago, Illinois
                                                     December 13, 1994

     ON OR BEFORE the Termination Date (as defined in the Credit Agreement hereinafter referred to), the undersigned, for value received, hereby promises to pay to the order of Bank of America Illinois, at 231 South LaSalle Street, Chicago, Illinois 60697, as Agent under the Credit Agreement (the "Agent"), for the account of the financial institutions which now or hereafter become Banks under the Credit Agreement, ratably in accordance with their respective Percentages, the principal sum of FIFTY MILLION DOLLARS ($50,000,000) or, if less, the aggregate unpaid principal amount of all Reference Rate Loans and Eurodollar Loans made by the Banks to the undersigned hereunder.

     The undersigned further promises to pay to the order of the Agent for the account of the Banks ratably in accordance with their respective Percentages, interest on the principal sum from time to time outstanding at the rates and at the times set forth in the Credit Agreement.

     This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Revolving Credit Agreement dated as of December 13, 1994 (herein, as amended, modified, restated, supplemented, extended, refinanced, refunded or renewed, from time to time, called the "Credit Agreement"), among the undersigned, various banks from time to time party thereto, and the Agent, to which Credit Agreement reference is hereby made for a statement of said terms and provisions, including those under which this Note may be paid prior to its due date or its due date accelerated. Terms used but not otherwise defined herein shall have the same meaning as such terms have in the Credit Agreement.

     This Series A Note is issued in substitution for, but not in payment of, the Series A Notes existing prior to the Effective Date. Nothing contained herein shall be considered to deem paid any amounts of principal of or interest on the Loans existing on the Effective Date.

     In addition to and not in limitation of the foregoing, but subject to the provisions of the Credit Agreement, the undersigned further agrees to pay on demand all reasonable attorneys' fees and legal expenses incurred by the Agent and the Banks in connection with the collection and enforcement of this Note, and any and all amendments, modifications, restatements, supplements, extensions, refinancings, refunds and renewals relating to this Note.

     THIS NOTE IS MADE UNDER AND GOVERNED BY THE INTERNAL LAWS
OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF
CONFLICTS OF LAW.




Address:                       NPC INTERNATIONAL, INC.


720 West 20th Street           By:
Pittsburgh, Kansas 66762       Title:



Schedule attached to Series A Note dated as of December 13,
1994, of NPC INTERNATIONAL, INC., payable to the order of Bank of America Illinois, as Agent for the account of various
Banks.

                     LOANS AND PRINCIPAL PAYMENTS

Date of
Loan,                 Type of Loan
Continu-              & Applicable
ation or    Amount   Interest Rate   Amount of    Unpaid
Con-        of Loan    & Interest    Principal  Principal   Notation
version      Made        Period       Repaid     Balance    Made By














The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any loan on this schedule shall not, however, limit or otherwise affect the obligations of NPC INTERNATIONAL, INC. under this Note to repay the principal amount of the Loans together with all interest accruing thereon.

                             EXHIBIT A-2

                            SERIES B NOTE


$50,000,000                                          Chicago, Illinois
                                                     December 13, 1994

     UPON THE MATURITY OF ANY MONEY MARKET LOAN MADE HEREUNDER (but in any event not later than the Termination Date as defined in the Credit Agreement hereinafter referred to), the undersigned, for value received, hereby promises to pay to the order of Bank of America Illinois at 231 South LaSalle Street Chicago, Illinois 60697, as Agent under the Credit Agreement (the "Agent"), for the account of the financial institutions which now or hereafter become Banks under the Credit Agreement, ratably in accordance with their respective Percentages, the principal sum of such Money Market Loan, all such Loans not to exceed in the aggregate FIFTY MILLION DOLLARS ($50,000,000) or, if less, the aggregate unpaid principal amount of all Money Market Loans made by the Banks to the undersigned hereunder.

     The undersigned further promises to pay to the order of the Agent, for the account of the Banks ratably in accordance with their respective Percentages, upon the maturity of any Money Market Loan made hereunder, interest on the principal sum of such Loan at the Money Market Rate applicable to such Money Market Loan and accruing for the period from the date of the making of such Loan until its Maturity Date (subject to the terms of the Credit Agreement). The Money Market Rate applicable to each Money Market Loan and the Maturity Date of each such Loan shall be recorded by the holder in its records, or, at its option, on the schedule attached to this Note. Interest accruing after the maturity of any Loan hereunder shall be at a rate per annum as provided in the Revolving Credit Agreement, dated as of December 13, 1994, among the undersigned, various banks from time to time party thereto, and the Agent (herein, as amended, modified, restated, supplemented, extended, refinanced, refunded or renewed from time to time, called the "credit Agreement") and shall be payable on demand. Interest shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed. The undersigned shall not prepay any Loan made hereunder without the prior written consent of all Banks.

     This Note evidences indebtedness incurred under and pursuant to the terms of the Credit Agreement hereinabove referred to, to which Credit Agreement reference is hereby made for a statement of its terms and provisions, including those under which this Note may be paid prior to its due date or its due date accelerated. Terms used but not otherwise defined herein shall have the same meaning as such terms have in the credit Agreement.

     This Series B Note is issued in substitution for, but not in payment of, the Series C Notes (as defined in the Amended and Restated Revolving Credit Agreement, dated as of November 17, 1989, among the undersigned, various banks from time to time party thereto, and the Agent) existing prior to the Effective Date. Nothing contained herein shall be considered to deem paid any amounts of principal of or interest on the Money Market Loans existing on the Effective Date. In addition to and not in limitation of the foregoing, but subject to the provisions of the Credit Agreement, the undersigned further agrees to pay on demand all reasonable attorneys' fees and legal expenses incurred by the Agent and the Banks in connection with the collection and enforcement of this Note, and any and all amendments, modifications, restatements, supplements, extensions, refinancings, refunds and renewals relating to this Note.

     THIS NOTE IS MADE UNDER AND GOVERNED BY THE INTERNAL LAWS
OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF
CONFLICTS OF LAW.



                                   NPC INTERNATIONAL, INC.

Address:                      By:
720 West 20th Street          Title:
Pittsburgh, Kansas 66720



Schedule attached to Series B Note dated as of December 13,
1994, of NPC INTERNATIONAL, INC., payable to the order of Bank of America Illinois as Agent for the account of various Banks.

              MONEY MARKET LOANS AND PRINCIPAL PAYMENTS

                                                 Unpaid
            Amount of    Maturity   Interest   Principal    Notation
Date        Loan Made       Date       Rate      Balance    Made By


The unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any loan on this schedule shall not, however, limit or otherwise affect the obligations of NPC INTERNATIONAL, INC. under this Note to repay the principal amount of the loans together with all interest accruing thereon.


                              EXHIBIT B

                   FORM OF REQUEST FOR EXTENSION OF
                           TERMINATION DATE


                                [Date]


Banks party to the Credit Agreement
referred to below

     Pursuant to the Credit Agreement dated as of December 13, 1994 (the "Credit Agreement") among NPC International, Inc. (the "Company"), various banks and Bank of America Illinois, as Agent, this represents the Company's request to extend the Termination Date (as defined in the Credit Agreement) to December 13, ____.

     Please indicate whether you consent to such extension of the Termination Date by signing the attached copy of this Extension Request in the space provided below and returning the same to the Agent by _____________.

                                    Very truly yours,

                                    NPC INTERNATIONAL, INC.

                                    By:___________________________
                                    Title: ______________________

[Name of Bank]

Date:_______________

ACCEPTS ____
REJECTS ____


By:___________________________
Title: ____________________

                              EXHIBIT C

                        SCHEDULE OF LITIGATION
                              EXHIBIT D

                          SCHEDULE OF LIENS


                              EXHIBIT E

                     CERTIFICATE AS TO INSURANCE


                              EXHIBIT F

                             SUBSIDIARIES


                              EXHIBIT G

             SCHEDULE OF PARTNERSHIPS AND JOINT VENTURES



                              EXHIBIT H


                       SCHEDULE OF INDEBTEDNESS



                              EXHIBIT I


                       SCHEDULE OF INVESTMENTS
                              EXHIBIT J

                      FORM OF OPINION OF COUNSEL



Each of the Banks listed on
 Schedule 1 attached hereto
 and

Bank of America Illinois,
 as Agent on behalf of the Banks
231 South LaSalle Street
Chicago, Illinois  60697

Attention:

Ladies and Gentlemen:

     We are delivering to you this opinion of counsel pursuant to Section 8.4 of the Revolving Credit Agreement dated as of December 13, 1994 (the "Credit Agreement") and entered into between NPC International, Inc. (the "Company"), Nationsbank of Texas, N.A., U.S. Bank of Washington, National Association and Bank of America Illinois (formerly Continental Bank N.A.) (together with their respective successors and assigns, the "Banks") and Bank of America Illinois, as Agent for the Banks. We have acted as counsel for the Company for several years when specifically requested to do so in relation to particular matters, and we are not generally familiar with matters with respect to which we have not been consulted. Unless otherwise defined herein, capitalized terms used herein shall have the same respective meanings assigned to such terms in the Credit Agreement.

     As to factual matters, we have relied upon statements made to us by representatives of the Company, on the representations and warranties of the Company contained in the Credit Agreement, and other documents being executed and/or delivered as part of this transaction. We have assumed the genuineness and authority of signatures on all original documents and we have also assumed the conformity to the original of all copies submitted to us as photocopies or conformed copies.

     In connection with this opinion, we have examined, among other documents, a copy of the Credit Agreement and copies of [the Notes] [Exhibits A-I and A-2 thereto] (the "Notes"). [However, we have not witnessed the execution or delivery of the Credit Agreement or the Notes by the Company.]

     In addition, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the following:

     14. the Articles of Incorporation of the Company, together with all amendments thereto;

     15. the Bylaws of the company, together with all amendments thereto;

     16. certificates issued by the secretaries of various states respecting the good standing of the Company in such states; and

     17. resolutions of the Board of Directors of the Company, approving the execution, delivery and performance of the Credit Agreement, the Notes and all other documents and instruments pertaining thereto or necessary to carry out the objectives thereof.

     We have also examined the originals, or copies certified or identified to our satisfaction, of such other records of' the Company, and such other certificates of public officials and statements and certificates of officers of the Company, and such other agreements, instruments and documents and have made such investigation of questions of law as we have deemed necessary under the circumstances as a basis for the opinions hereinafter expressed.

     Based upon the foregoing, and having regard for legal considerations which we deem relevant, subject to the qualifications and reservations stated herein, we are of the opinion that:

     18. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification.
19.
     19. The Company has full corporate power and authority to own and operate its properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Credit Agreement and the Notes.

     20. The execution and delivery of the Credit Agreement and the Notes, and the performance by the Company of its obligations thereunder, have been duly authorized by all necessary corporate action, and all of said documents and instruments, assuming due execution and delivery on behalf of the Company, constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.

     21. There is no provision in the Articles of Incorporation or Bylaws of the Company, nor to the best of our knowledge any provision in any indenture, mortgage, contract or agreement to which the Company is a party or by which it or its properties may be bound, or any law, statute, rule or regulation, or any writ, order or decision of any court or governmental instrumentality binding on the Company which would be contravened by the execution and delivery of the Credit Agreement and the Notes, nor to the best of our knowledge do any of the foregoing prohibit the Company's performance of any term, provision, condition, covenant or any other obligation of the Company contained therein.

     22. To the best of our knowledge there are no actions, suits or proceedings pending or threatened against or affecting the company before any court or arbitrator or by or before any administrative agency or governmental authority, which, if adversely determined, would have a materially adverse effect on the Company's consolidated financial condition or business or the Company's ability to perform or otherwise comply with its obligations set forth in the Credit Agreement or the Notes.

     23.       Neither the making nor performance of the Credit
Agreement or the Notes, nor the borrowing(s) under the Credit
Agreement and the Notes, require the consent or approval of any governmental instrumentality.

     24. Neither the execution or delivery by the Company of the Credit Agreement and the Notes, nor its performance of its obligations thereunder, will violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve system.

     Notwithstanding anything to the contrary set forth in this opinion, this opinion is subject to the following reservations and comments:

          1         The enforcement of specific provisions of the Credit
     Agreement and the Notes is subject to the provisions of, and limitations imposed by, bankruptcy, insolvency, reorganization, and other similar laws and judicial decisions relating to or affecting the enforcement of the rights of Creditors generally, and subject to the discretion of any court of competent jurisdiction in granting specific performance or other equitable relief.

          2         We express no opinion whatsoever as to the federal
     or state tax treatment to be accorded to the Banks in connection with the making of loans under the Credit
     Agreement.

     In rendering this opinion, we have assumed the power and authority of the Banks to enter into the Credit Agreement, and the due execution by the Banks of the Credit Agreement.

     We are members of the bars of the States of Missouri and Kansas and we express no opinions with respect to the law of any jurisdiction other than the United States of America and the State of Kansas. We express no opinions with respect to federal or state banking, truth in lending, or other similar law which may be applicable to the Credit Agreement or the transactions contemplated thereby. The opinions set forth in this letter are effective as of the date hereof. No expansion of our opinions may be made by implication or otherwise, and we express no opinions other than as herein and expressly set forth. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter, and we disclaim any responsibility to advise you of future changes in law or fact that may affect the above opinions. This letter is solely for your use in the transaction indicated above, is considered by the Company to be confidential, and is not to be quoted from in whole or in part without the express written consent of this firm. No party other than you, your assignees and your participants may rely on this letter or utilize the opinions set forth herein for any purpose.

                                  Very truly yours,

                                  SHOOK, HARDY & BACON P.C.


                             Schedule 1


Nationsbank of Texas, N.A.
901 Main Street
67th Floor
Dallas, Texas  75202-3748


United States National Bank of Oregon
Western Region
309 S.W. Sixth Avenue
10th Floor
Portland, Oregon 97204


                              EXHIBIT K

                         FORM OF CONFIRMATION

                        [Company's Letterhead]

                 _____________________________ 19___

Bank of America Illinois,
as Agent
231 South LaSalle Street
Chicago, Illinois 60697

Attention: ___________________

Ladies/Gentlemen:

Reference is made to the Revolving Credit Agreement dated as of December 13, 1994 (as the same may be amended, supplemented or otherwise modified, the "Agreement") between you, the Banks and us. All terms used herein which are defined in the Agreement shall have the same meaning herein as therein.

Pursuant to the terms of the Agreement, we hereby confirm the following:

     25. A [Reference Rate] [Eurodollar] [Money Market] Loan in the amount of $ was requested on ________________, 19__.
[The Money Market Loan requested shall bear interest at a rate of ____ per annum, and shall have a maturity of days.] [The Eurodollar Loan shall have an initial Interest Period of ____
(days) (months)].
26.
     26. A prepayment of principal of the [Reference Rate] [Eurodollar] [Money Market] Loan in the amount of $_______________ was authorized on _________, 19____.


   [Complete number 1 or 2 above, whichever is applicable.]

     27. As of the date hereof, the unpaid principal balance of the [Reference Rate] [Eurodollar] [Money Market] Loan is
$_____________________.

                                 Very truly yours,

                                 NPC INTERNATIONAL, INC.

                                 By:
                                 Title: